Exhibit 5.1

January 12, 2018

Sempra Energy

488 8th Avenue

San Diego, California 92101

12670 High Bluff Drive

San Diego, California 92130

Tel: +1.858.523.5400 Fax: +1.858.523.5450

www.lw.com

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Milan

Re:	Registration Statement No. 333-220257—Issuance of $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2019, $700,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2021, $500,000,000 aggregate principal amount of the Company’s 2.400% Notes due 2020, $500,000,000 aggregate principal amount of the Company’s 2.900% Notes due 2023, $1,000,000,000 aggregate principal amount of the Company’s 3.400% Notes due 2028, $1,000,000,000 aggregate principal amount of the Company’s 3.800% Notes due 2038 and $800,000,000 aggregate principal amount of the Company’s 4.00% Notes due 2048

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the Company’s issuance of $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”), $700,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2021 (the “2021 Floating Rate Notes”), $500,000,000 aggregate principal amount of the Company’s 2.400% Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the Company’s 2.900% Notes due 2023 (the “2023 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 3.400% Notes due 2028 (the “2028 Notes”), $1,000,000 aggregate principal amount of the Company’s 3.800% Notes due 2038 (the “2038 Notes”) and $800,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2048 (the “2048 Notes” and, together with the 2019 Floating Rate Notes, the 2021 Floating Rate Notes, the 2020 Notes, the 2023 Notes, the 2028 Notes and the 2038 Notes, the “Notes”) under an Indenture, dated as of February 23, 2000, between the Company and U.S. Bank National Association, as successor Trustee to U.S. Bank Trust National Association (the “Trustee”), and an officers’ certificate, dated January 12, 2018, setting forth the terms of the Notes (together, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the

January 12, 2018

“Commission”) on August 30, 2017 (Registration No. 333-220257), as amended by post-effective Amendment No. 1 thereto filed with the Commission on January 2, 2018 (as so filed and amended the “Registration Statement”), and an underwriting agreement, dated January 9, 2018, between the underwriters named therein and the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 515 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) waivers of broadly or vaguely stated rights and (g) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the

January 12, 2018

parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 12, 2018 and to the reference to our firm contained in the prospectus for the offering of the Notes under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP